CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 4, 2002 relating to the financial statements and financial statement schedule of Humana Inc., which appear in Humana Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  Pricewaterhouse Coopers LLC

Louisville, Kentucky
April 15, 2002